Exhibit 10.1

May 7, 2015

Jonathan Langer

70 East 55th, 12th Floor

New York, NY 10022

Dear Jonathan:

This letter (the “Agreement”) will confirm the agreement between you, in your individual and personal capacity, and Morgans Hotel Group Co. (the “Company”) to perform certain consulting services and in recognition of your prior contributions to the Company.

1.	Scope of Services

Reference is made to (i) your past contributions to the Company since June 2013 (including your work with respect to Mondrian SoHo; Morocco; Mondrian London; Delano Dubai; Mondrian [•]; other development projects; Company owned assets; and general operational matters) and (ii) your extensive experience buying and selling lodging and resort businesses, including restructuring and turnaround experience, as well as your work with asset companies, management companies, and branded companies and service on the boards of public companies in the hospitality industry.  During the term of this Agreement, you will provide the Company with advice and assistance in connection with special projects as the same may be reasonably requested by time to time by the Chief Executive Officer of the Company (the “CEO”), the Board of Directors of the Company (the “Board”) or the Special Transactions Committee of the Board.

You shall be entitled to assume and rely upon the accuracy and completeness of all information provided to you by the Company in connection with the services you provide hereunder.

2.	Compensation

During the term of this Agreement, the Company will pay you a consulting fee of $375,000 per quarter (each, a “Quarterly Payment”), payable within ten (10) business days following the end of each quarter and prorated for any partial quarter.  Any consulting fee paid to you under the terms of this Agreement will be payable by the Company up to 50% in cash (at your election) and the balance in common stock of the Company.  During the term of this Agreement, you shall be entitled to reimbursement of reasonable and actual out-of-pocket expenses you incur in the course of providing the services described in Section 1 of this Agreement, subject to the Company’s general policies concerning reimbursement of expenses. Such reimbursement payments will be made by the Company upon submission of documentation reasonably required by the Company and in accordance with its general policies applicable to executives of the Company concerning reimbursement of business expenses. Any reimbursements provided hereunder that would constitute nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended from time to time, shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect the your right to reimbursement of any other such expense in any other taxable year; (ii) reimbursement of the expense shall be made not later than the end of your taxable year following the taxable year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

In addition, within ten (10) business days following the effective date of this Agreement, in recognition of your prior contributions to the Company since June 2013, the Company will pay you a one-time payment in the amount of $500,000.  Such amount is deemed to be fully earned and payable as of the date of this Agreement, and is not subject to any withholding, deduction or any other reduction in the amount to be paid to you.  The payment will be paid to you as follows: (1) up to $250,000 in cash (at your election) and (2) the balance paid to you in common stock of the Company which will be fully vested on the date of grant and not subject to any restrictions (other than any restrictions that may apply under applicable securities laws).

The per share value of any common stock paid to you under this Agreement will be deemed to be the lesser of i) the closing price of the Company’s common stock on the Nasdaq Global Market on the first trading day of the quarter in which the payment is made and ii) the closing price of the Company’s common stock on the Nasdaq Global Market the day the payment is made.  Any election regarding form of payment that you are permitted to make hereunder must be made in writing no later than ten (10) business days prior to the applicable payment date.

3.	Termination

This Agreement and your services hereunder shall continue until the effective date of termination of this Agreement in accordance with the terms of this paragraph.  Your services and this Agreement may be terminated by you or the Company at any time upon express written notice of no less than 20 business days.  In the event of any termination of this Agreement, neither party will have any further liability or continuing obligation to the other party (except for any compensation owed to you by the Company pursuant to Section 2 on the date of termination or expiration and as otherwise provided in the final sentence of this paragraph).  The Company may terminate your services and this Agreement for Cause by written notice to you; provided that if such termination is the result of your failure to perform the services that are the subject of this Agreement, you will have ten (10) business days from the date the Company delivers you written notice of its intent to terminate this Agreement to cure such breach.  For purposes of this Agreement, “Cause” shall mean fraud, willful misconduct or gross negligence in the performance of your duties hereunder.  Notwithstanding the foregoing, Sections 4, 5 and 8 of this Agreement will remain operative regardless of any such termination.

In the event that, before such time when you have been paid four Quarterly Payments under this Agreement, (1) the Company terminates your services and this Agreement other than for Cause or (2) a Corporate Transaction (as defined in the Company’s Amended and Restated 2007 Omnibus Incentive Plan) occurs, you will be paid, within thirty (30) days following the date of termination or the date the Corporate Transaction is consummated (subject to the last paragraph of this Section 3), as applicable, a special payment in cash and/or common stock of the Company in the Company’s sole discretion.  The special payment will be equal to (x) $500,000, less (y)(i) $125,000 (the “Offset Amount”) multiplied by (ii) the number of Quarterly Payments paid to you under this Agreement; provided, however, that in the event a Quarterly Payment is prorated for any partial quarter, the Offset Amount associated with such Quarterly Payment will, for purposes of the foregoing calculation, be prorated accordingly.  Notwithstanding the foregoing, your right to receive the special payment is expressly conditioned on your signing and returning to the Company (and not revoking) an effective release of claims in the form provided to you by the Company by the deadline specified therein.  The release of claims must become effective, if at all, by the thirtieth (30th) calendar day following the date of termination or the date the Corporate Transaction is consummated, as applicable. For the avoidance of doubt, in no event will you be paid more than one special payment.

Notwithstanding anything to the contrary in this Agreement, (a) if at the time of the termination of your engagement you are a “specified employee,” as determined by the Company under Treasury regulation Section 1.409A-1(i), any and all amounts payable under this Agreement on account of such separation from service that constitute deferred compensation subject to the requirements of Section 409A of the Internal Revenue Code, as amended (“Section 409A”) and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon your death and (b) if the time period to consider and revoke the release of claims covers two of your taxable years, any portion of the special payment that constitutes deferred compensation subject to the requirements of Section 409A that is payable during the period to consider and revoke the release of claims shall be paid in the later taxable year.

4.	Confidentiality

You agree that, during you engagement hereunder and thereafter, you will not use or disclose any Confidential Information, meaning any information of the Company or any of its affiliates that is not generally available to the public, and any information concerning or belonging to any third party that the Company or any affiliate has, explicitly or implicitly, agreed to keep confidential, of which you become aware solely as a result of the provision of services under this Agreement, except as required for the proper performance of this engagement, or as required by legal process, and to the extent legally permissible, after notice to the Company and a reasonable opportunity for it to seek a protective order for such Confidential Information.

5.	Indemnification

The Company agrees to indemnify you and hold you harmless to the full extent lawful against any and all claims, losses, damages, liabilities, costs and expenses as incurred (including all reasonable fees, expenses and disbursements of counsel) arising out of the proper performance of your engagement hereunder, except (i) where such claims, losses, damages, liabilities, costs and expenses result primarily from your bad faith, gross negligence or willful misconduct or your material breach of your obligations under this Agreement (in each case, as determined by a final non-appealable judicial determination) and (ii) as otherwise provided in Section 8 below.  Expenses, including attorneys' fees, incurred by you in defending any action, suit or proceeding arising out of the proper performance of your engagement hereunder (and not excluded under (i) or (ii)) shall be paid or reimbursed by the Company promptly upon demand by you and, if any such demand is made in advance of the final disposition of any such action, suit or proceeding, promptly upon receipt by the Company of an undertaking by you to repay such expenses if it shall ultimately be determined that you are not entitled to be indemnified by the Company.

6.	Limitation of Liability

In no event shall you be liable to the Company or any of its historical, current or future employees, agents, fiduciaries or directors under any legal theory including on the basis of any special, indirect, consequential, exemplary or incidental damages, however caused, arising out of or relating to this Agreement or your services hereunder, even if you have been advised of the possibility of such damages; and (ii) in no event shall your aggregate liability arising out of or relating to this Agreement (regardless of the form of action giving rise to such liability, whether in contract, tort or otherwise) exceed the fees paid by the Company hereunder. The limitations in this Section 6 shall not apply in the event of fraud, willful misconduct or gross negligence (in each case, as determined by a final non-appealable judicial determination).

7.	Relationship Between the Parties

Except as expressly agreed to by the parties in writing, neither party shall have any right or authority, express or implied, to assume or create any obligation of any kind, or to make any representation or warranty, on behalf of the other party or to bind the other party in any respect whatsoever.

It is mutually understood and agreed that the services provided by you pursuant to this Agreement are rendered as an independent contractor, and not as an agent, employee, partner or joint venturer of the Company.  Nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture, principal/agent or employee/employer relationship between you and the Company.  During the term of this Agreement, you may choose to also provide services for others, provided that such services do not give rise to a conflict of interest, or otherwise interfere with your obligations to the Company, under this Agreement.

8.	Taxes, Insurance and Benefits

As an independent contractor, you shall be solely responsible for all employment-related insurance, including but not limited to workers' compensation insurance, unemployment insurance, if required, and for the withholding and payment of all federal and state and local income taxes and social security and Medicare taxes and other legally-required payments on sums received from the Company.  You will also be solely responsible for any comprehensive general liability, automobile or other insurance which you decide to obtain and keep in effect.  You agree to indemnify and hold the Company and all those connected with it harmless to the full extent lawful against any and all claims, losses, damages, liabilities, costs and expenses as incurred (including all reasonable fees, expenses and disbursements of counsel) in any way arising from your breach of your obligations hereunder.

Because you are an independent contractor, neither you nor any dependent or other individual claiming through you will be eligible to participate in, or receive benefits under, any of the employee benefit plans maintained by the Company or any of its affiliates.  You hereby waive all rights to participate in, or receive benefits under, any of the Company’s or any of its affiliates’ plans.  You also agree not to make any claim under any of the Company’s or any of its affiliates’ plans and you agree to indemnify and hold the Company and its plans and all those connected with them harmless to the full extent lawful against any and all claims, losses, damages, liabilities, costs and expenses as incurred (including all reasonable fees, expenses and disbursements of counsel) in any way arising out of any such claim by you or by anyone claiming through you.

9.	Notices

All notices required or permitted under this Agreement shall be made in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail (return receipt requested) or by a nationally recognized overnight courier service.  All notices shall be addressed to the parties at the respective addresses indicated below or such other addresses that the parties may designate in writing:

If to the Company:	If to you:

Morgans Hotel Group Co.[Langer Address] 475 Tenth Avenue New York, NY 10018 Attn: General Counsel	Jonathan Langer 70 East 55th, 12th Floor New York, NY 10022
10.	Governing Law and Consent to Jurisdiction

This Agreement, and any services performed pursuant to this Agreement, shall be governed by, construed and interpreted in accordance with the substantive laws of the State of New York, without regard to any principles of conflicts of laws that would result in the application of the laws of any other jurisdiction.

You agree that any action or proceeding to enforce, or that arises out of, this Agreement may be commenced and maintained in the courts of the State of New York, or in the United States District Court for the Southern District of Manhattan, and you hereby waive any objection to the jurisdiction of said courts in any litigation arising hereunder on the basis that such court is an inconvenient forum or otherwise.

11.	Non-Assignability

Neither this Agreement nor any right or interest hereunder shall be assignable by you, your beneficiaries, or your legal representatives without the Company’s prior written consent. Notwithstanding the foregoing, this Agreement, and any rights or interests of the Company under this Agreement, shall be assignable by the Company to any of its direct or indirect affiliates, or to any successor to all or substantially all of its business or assets, without your consent; provided however, in the event of any assignment by the Company to one of its direct or indirect affiliates, the Company shall remain liable for the payment of all amounts payable hereunder to you.

12.	No Warranties

Except as expressly provided herein, neither party makes any representation or warranty with regard to the subject matter of this Agreement, and each specifically disclaims all warranties, including but not limited to, the implied warranties of merchantability and/or fitness for a particular purpose.

13.	No Waiver

No delay or failure by either party in exercising any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right. Failure by either party to enforce any right under this Agreement will not be deemed a waiver of future enforcement of that or any other right.

14.	Entirety

This Agreement represents the entire understanding and agreement between you and the Company with regard to all matters herein and your services to the Company (other than with respect to any directors fees), and there are no other agreements, conditions, or representations, oral or written, express or implied, with regard thereto other than as referred to herein.  Notwithstanding the foregoing, this Agreement shall not supersede any effective assignment of intellectual property to the Company or any of its affiliates pursuant to any prior agreement or constitute a waiver by the Company or any of its affiliates of any rights they have or may have under any prior agreements with respect to confidentiality, intellectual property, or similar obligations.

No modification, consent, amendment or waiver of any provision of this Agreement, nor consent to any departure therefrom, shall be effective unless the same shall be set forth in writing and signed by you and the Company, and then shall be effective only in the specified instance and for the purpose for which given.

15.	Severability

If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms and provisions hereof, and this Agreement shall be construed as if such invalid or unenforceable term or provision has not been contained herein.

16.	Counterparts

This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but which collectively will constitute one and the same instrument.

If the terms of our engagement as set forth in this Agreement are satisfactory, kindly sign the enclosed copy of this Agreement and return it to us.

Very truly yours,

MORGANS HOTEL GROUP CO.

/s/ Jason T. Kalisman
Name: Jason T. Kalisman
Title: Interim Chief Executive Officer

Accepted and Agreed:

/s/ Jonathan Langer
Jonathan Langer
Date: May 7, 2015